CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors and Financial Statements" in the Registration Statement (Form S-6) and the related Prospectus of Separate Account VUL-4 of Transamerica Occidental Life Insurance Company and to the use of our report dated March 31, 2000 with respect to the statutory-basis financial statements of Transamerica Occidental Life Insurance cOmpany included in the Prospectus.



Los Angeles, California
January 8, 2001

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